Exhibit 99.1

Orion Marine Group, Inc. Reports Second Quarter 2009 Results

Houston, Texas, August 6, 2009 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported net income for the three months ended June 30, 2009, of $6.3 million ($0.28 diluted earnings per share).  These results compare to net income of $2.4 million ($0.11 diluted earnings per share) for the same period a year ago.

“We once again delivered solid results for the quarter,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “We are pleased with the pace of project letting and awards, as evidenced by the nearly $40 million of large project announcements we made during the second quarter.”

Financial highlights of the Company’s second quarter 2009 include:

Second Quarter 2009

•
Second quarter 2009 contract revenues increased to $70.8 million, up 5.5% as compared with the second quarter of 2008. Revenue growth for the quarter was lower than the Company’s second quarter revenue growth goal of 8% to 12% as a result of delays in project start dates related to fluctuations in timeframes for permitting, contract award, and notices to proceed from the customer.

•
Gross profit for the quarter was $18.9 million which represents an increase of $9.0 million or 92% as compared with the second quarter of 2008.  Gross profit margin for the quarter was 26.7%, which is up 12 points from the prior year period, primarily due to improved project execution and performance.

•
Selling, General, and Administrative expenses for the second quarter 2009 were $8.7 million, which represents an increase of $3.0 million year-over-year.  In the prior year period, the Company recovered in full a previously reserved receivable and benefitted from lower group medical and workers’ compensation expenses.  In the current year period, the Company increased its allowance for doubtful accounts to fully reserve a customer receivable based on that customer’s bankruptcy filing during the second quarter.

•
The Company’s second quarter 2009 EBITDA was $15.2 million, representing a 21.4% EBITDA margin, which compares to second quarter 2008 EBITDA of $9.3 million, or a 13.8% EBITDA margin.  EBITDA margin for the quarter exceeded the Company’s second quarter goal range of 15% to 17% primarily due to improved project execution and performance.

•	The Company self-performed approximately 90% of its work as measured by cost during the second quarter 2009 as compared with 86% in the prior year period.

Backlog of work under contract as of June 30, 2009 was $141.8 million as compared with backlog under contract at June 30, 2008 of $152.1 million.  In addition, the recently announced large project awards, including the announcements made this morning, add approximately $41 million to backlog.  Including these projects, the Company has approximately $183 million worth of backlog of which it expects approximately $110 million will be liquidated in 2009.  The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

“Overall we are pleased with the results of the second quarter,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “We have continued to execute our growth plan while maintaining a strong financial position and solid balance sheet”.

Outlook

The Company continues to see bid opportunities for port expansion, U.S. infrastructure improvements including bridge work over water, coastal and wetland restoration projects, and expansion in the cruise industry.  Additionally, the Company expects to see additional bid opportunities in the future for repairs and enhancements to marine facilities as well as projects involving dredging services.

Looking at 2009 in detail, the Company is tracking potential bid opportunities of $4 billion to $4.5 billion of which approximately $800 million could be liquidated in 2009.  Given current backlog and potential bid opportunities, the Company expects third quarter 2009 revenue will grow 16% to 21% year-over-year.  The Company’s third quarter EBITDA margin goal is 15% to 17%.

The Company remains comfortable with its previously stated full year 2009 year-over-year revenue growth goal of 12% to 16% and its full year 2009 EBITDA margin goal of 14% to 18%.  However, given the timing shifts of revenue during the second quarter and expected low material pricing which could reduce overall contract values, the Company believes its revenue growth for the full year 2009 could reasonably be at the lower end of the stated full year 2009 revenue growth goal range.  Also, the Company believes the favorable EBITDA margins experienced in the first and second quarters will boost its full year EBITDA margin towards the middle to upper end of its full year 2009 EBITDA margin goal range.

“Overall we are well positioned for the remainder of 2009 and look forward to opportunities in 2010.” said Mr. Pearson. “However, I want to remind investors that our business involves construction work, and certain things are beyond our control which can cause backlog, revenue and profitability to vary from our initial expectations.  It is for that reason we ask investors to focus on long-term results and not quarterly fluctuations.  I am pleased with our results so far this year and am excited about the opportunities ahead.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the second quarter 2009 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 6, 2009.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Second Quarter 2009 Earnings Conference Call at 866-783-2143; participant code 56646687.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”.  These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company’s ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company’s financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company’s profitability or liquidity.

A reconciliation of the Company’s future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period.  These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 19, 2008, which is available on its website at www.orionmarinegroup.com or at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended
	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)
Contract revenues	$70,753	$67,070
Costs of contract revenues	51,878	57,240
Gross profit	18,875	9,830
Selling, general and administrative expenses	8,739	5,695
Operating income	10,136	4,135

Interest income	(95)	(119)
Interest expense	231	364
Interest (income) expense, net	136	245
Income before income taxes	10,000	3,890
Income tax expense	3,714	1,489
Net income	$6,286	$2,401

Basic earnings per share—Common	$0.29	$0.11
Diluted earnings per share—Common	$0.28	$0.11
Shares used to compute earnings per share:
Basic—Common	21,622,219	21,565,324
Diluted—Common	22,148,304	21,845,972

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
	Three Months Ended
	June 30, 2009	June 30, 2008
	(Unaudited)	(Unaudited)
Net income	$6,286	$2,401
Income tax expense	3,714	1,489
Interest (income) expense, net	136	245
Depreciation and amortization	5,028	5,133
EBITDA1	$15,164	$9,268
Operating Income Margin2	14.3%	6.2%
Impact of Depreciation and Amortization	7.1%	7.6%
EBITDA margin1	21.4%	13.8%

1 EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.  EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.

2 Operating income margin is calculated by dividing operating income by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)
	Three Months Ended
	June 30, 2009	June 30, 2008

Net cash flow from operating activities	$23,667	$12,180

Cash and cash equivalents	$44,003	$14,500

Term debt outstanding	$29,966	$35,000

Capital Expenditures	$4,745	$8,629

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506